Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

ANTARES PRIVATE CREDIT FUND

This Certificate of Trust of Antares Private Credit Fund (the “Trust”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, § 3801 et seq.) (the “Act”) and sets forth the following:

1.The name of the statutory trust formed by this Certificate of Trust is “Antares Private Credit Fund”.

2.The name and the address of the Registered Agent in the State of Delaware is Corporation Service Company, 251 Little Falls Dr., Wilmington, Delaware 19808.

3.The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company or a regulated business development company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Michael Levitt
Name: Michael Levitt, not in his individual capacity but solely as trustee